kksVENTURES

My name is Alfonso C. Knoll, and I am CEO of KKS Ventures, LLC.  KKS Ventures is a financial consulting firm that specializes in assisting emerging market companies, with focus on medical device technology, in growing their businesses.  I, personally have served as CEO and President of 5 companies and most recently served as CEO of Rheologics Technologies, Inc., a publicly traded medical device/biotechnology company based in Exton, PA.  I have significant experience in growing companies, both through acquisitions and mergers, and organic growth.   Also, I have accumulated a substantial data base of contacts over the past ten years, including investment bankers, brokers, emerging growth company entrepreneurs, funds, medical and biomedical experts, as well as numerous and various other persons that will serve to assist Sanguine in its endeavors.  Further, I specialize in helping small public companies position for financing and achieving a more visible listing, giving them a better opportunity for success.

In working with Sanguine, KKS and I will look to accomplish two main goals.  First, I will seek to assist them in their search for acquisitions and/or merger candidates.  We have already begun this process.  Second, I am working to increase their shareholder base through introduction to my network of brokers and investment contacts.

In addition, as part of my service to SGNC, I will be working closely with management to assist in getting the company’s products more exposure.

I want to state that I am in no way a broker and do not receive a commission or fee for raising capital.  I do also head up an investment fund named Terra Silex which has been in business for more than 6 years that has been actively making investments in small cap companies during this period.  Through this fund we have made a $100,000 investment into Sanguine Corp.  It is in my and my partners’ best interest that SGNC is successful.

I will personally provide a portion of my time as an individual consultant to the Company for these types of services for payment to me individually of 675,000 shares of free trading common stock by a grant under the Company’s Stock Option Plan.

My personal information is:

Name:  Alfonso C. Knoll

Address:  124 Huntzinger Rd, Wernersville, PA 19565

SSN:

 Sincerely,

Alfonso C. Knoll Dated:_______________.

Accepted: /s/Alfonso C. Knoll

Sanguine Corporation

By/s/T. D. Drees Dated: 11/20/07

   (Signature & Title)